Exhibit 10.2
PERFORMANCE STOCK UNIT (ADDITIONAL CEO GRANT) GRANT NOTICE
UNDER THE
INGERSOLL RAND INC.
2026 OMNIBUS INCENTIVE PLAN

Ingersoll Rand Inc. (the “Company”), pursuant to its 2026 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below, the number of Performance Stock Units set forth below. The Performance Stock Units are subject to all of the terms and conditions as set forth herein, in the Global Award Agreement (PSUs) attached hereto (the “Award Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	Vicente Reynal

Date of Grant:	November 23, 2026

Number of
Performance Stock Units Subject to Award:	226,098 (subject to increase or decrease pursuant to the ROIC Modifier (as defined below))

Performance-Vesting Provisions:

The Performance Stock Units granted hereunder shall be eligible to vest based on the level of compounded annual growth rate of the Company’s Adjusted EPS during the Performance Period as compared to the Adjusted EPS Base Amount (as defined on Exhibit A), subject to adjustment pursuant to an annual ROIC (as defined below) modifier (the “ROIC Modifier”) as set forth below. Any PSUs that do not vest because the applicable performance-vesting conditions described herein are not achieved shall automatically be forfeited effective as of the last day of the Performance Period.

o
50% of the PSUs shall vest (subject to the ROIC Modifier) if the Company’s Adjusted EPS for fiscal year 2031 is equal to the First Adjusted EPS Hurdle Amount (as defined on Exhibit A) (i.e., the compounded annual growth rate for the Performance Period is at least 8% over the Adjusted EPS Base Amount); and

o
100% of the PSUs shall vest (subject to the ROIC Modifier) if the Company’s Adjusted EPS for fiscal year 2031 is equal to or greater than the Second Adjusted EPS Hurdle Amount (as defined on Exhibit A) (i.e., the compounded annual growth rate for the Performance Period is at least 10% over the Adjusted EPS Base Amount);

o
provided, that, if the Company’s Adjusted EPS for fiscal year 2031 falls between the First Adjusted EPS Hurdle Amount and the Second Adjusted EPS Hurdle Amount, the percentage of the PSUs that shall vest (subject to the ROIC Modifier) will be determined by linear interpolation between 50% and 100%.

Notwithstanding the foregoing, the total number of PSUs determined to vest at the end of the Performance Period based on the Company’s Adjusted EPS (as determined above) (such number of PSUs, the “EPS Vested PSUs”) shall be adjusted pursuant to the ROIC Modifier as follows:

Annual ROIC Condition	Per-Fiscal Year Adjustment	FY 2027	FY 2028	FY 2029	FY 2030	FY 2031	Max Cumulative Impact on the EPS Vested PSUs
Greater than 200	+2% per fiscal year	+2%	+2%	+2%	+2%	+2%	+10%
Annual ROIC is ≥ 0 and ≤ 200	No adjustment	0%	0%	0%	0%	0%	0%
Less than 0	−2% per fiscal year	−2%	−2%	−2%	−2%	−2%	−10%

The ROIC Modifier adjustments shall be determined by the Committee on a year-by-year basis and then aggregated, such that the net impact on the EPS Vested PSUs from the ROIC Modifier may range from −10% to +10% depending on the mix of Annual ROIC results across the five fiscal years during the Performance Period.

For illustration purposes, if Annual ROIC is greater than 200 for fiscal years 2027, 2028 and 2029 and less than 0 for fiscal years 2030 and 2031, the total number of EPS Vested PSUs that vest will be increased by a net 2%.

The number of EPS Vested PSUs, if any, shall be based on the Company’s Adjusted EPS for fiscal year 2031 as determined by the Committee following the end of the Performance Period and subject to adjustment pursuant to the ROIC Modifier (as set forth above), which vesting shall occur on the date on which the Committee certifies the actual Adjusted EPS and Annual ROIC for fiscal year 2031 (which certification will occur as soon as practicable, but in no event more than 60 days, following the end of the Performance Period) (the “PSU Vesting Date”). Such vesting shall also be subject to and require either (i) the Participant’s continuous service with the Service Recipient on the PSU Vesting Date; (ii) a Qualifying Termination that occurs after the expiration of the Performance Period and before the PSU Vesting Date; or (iii) the Participant’s Termination due to death or Disability that occurs after the expiration of the Performance Period and before the PSU Vesting Date. For the avoidance of doubt, if the Participant is terminated for Cause or resigns without Good Reason after the expiration of the Performance Period and before the PSU Vesting Date, all of the PSUs shall be automatically forfeited on the date of such Termination. Any PSUs that do not vest because the applicable performance-vesting conditions described above are not achieved are automatically forfeited effective as of the last day of the Performance Period.

In the event of the Participant’s Termination due to death, Disability or a Qualifying Termination prior to the end of the Performance Period, then the above calculation with respect to the PSUs will be conducted as though (i) the last day of the Performance Period was the date on which such Termination occurs, (ii) the Company’s Adjusted EPS is the Adjusted EPS for the last four (4) completed fiscal quarters during the Performance Period prior to the date of such Termination (or, if there are not four (4) completed fiscal quarters at the time of such Termination, then all of the PSUs shall be automatically forfeited on the date of such Termination) and (iii) the ROIC Modifier applies only to completed fiscal years during the Performance Period (assuming the last day of the Performance Period was the date on which such Termination occurs). The number of PSUs, if any, resulting from such calculation shall become vested on the date of Termination, or, if later, the date on which the Committee certifies the actual Adjusted EPS for the last four (4) completed fiscal quarters of the Company during the Performance Period prior to the date such Termination occurs (which certification will occur as soon as practicable, but in no event more than 60 days, following the date of Termination); provided, that, solely in the case of a Qualifying Termination, the number of PSUs that become vested shall be prorated by multiplying such number by a fraction, the numerator of which is the number of days the Participant was in continuous service with the Service Recipient from the Date of Grant through the date of such Qualifying Termination, and the denominator of which is 1,826 (the total number of days in the period beginning on January 1, 2027 and ending on December 31, 2031). For the avoidance of doubt and except as provided below following a Change in Control, (x) if the Participant’s employment with the Company is terminated for any reason other than due to death, Disability or a Qualifying Termination prior to the PSU Vesting Date, all of the PSUs shall be automatically forfeited on the date of such Termination and (y) following a Termination due to death, Disability or a Qualifying Termination, any PSUs that do not vest in accordance with this paragraph shall automatically be forfeited.

Change in Control Vesting Where Change in Control Occurs After Expiration of Applicable Performance Period.

If a Change in Control occurs following the expiration of the Performance Period but prior to the PSU Vesting Date, then the PSUs (after giving effect to the ROIC Modifier) shall become fully vested (based on actual performance levels, as determined by the Committee) on the closing of the Change in Control so long as the Participant remains in continuous service with the Service Recipient through the date of such Change in Control.

Change in Control Vesting Where Change in Control Occurs Prior to Expiration of Applicable Performance Period.

In the event of a Change in Control prior to the expiration of the Performance Period for the PSUs, and the PSUs are assumed in accordance with Section 12(b) of the Plan, 100% of the PSUs (after giving effect to the ROIC Modifier for completed fiscal years as of the closing of such Change in Control) shall become fully vested upon the expiration of the Performance Period so long as the Participant remains in continuous service with the Service Recipient through the expiration of such Performance Period.  In the event of the Participant’s Termination due to death or Disability or a Qualifying Termination following such Change in Control but prior to the expiration of the Performance Period, as applicable, 100% of the PSUs (after giving effect to the ROIC Modifier for completed fiscal years as of the date of the Change in Control) shall become vested in full on the date of such Termination.

If the PSUs are not assumed in connection with a Change in Control, subject to the Participant’s continuous service with the Service Recipient through the date of such Change in Control, 100% of the PSUs (after giving effect to the ROIC Modifier for completed fiscal years as of the date of the Change in Control) shall become fully vested as of the closing of such Change in Control.

Definitions:

“Adjusted EBITDA” shall have the meaning set forth in the Company’s public filings.

“Adjusted EPS” means the Company’s adjusted diluted net income per share, as reported in the Company’s public filings and modified to reflect an effective tax rate (“ETR”) equal to the ETR applied in the determination of the Adjusted EPS Base Amount.

“Annual ROIC” means, for each fiscal year during the Performance Period, the change in ROIC from December 31st of the immediately preceding fiscal year to December 31st of such fiscal year, expressed in basis points (which may be positive or negative).

“Cause” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company dated as of October 27, 2026.

“Good Reason” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company dated as of October 27, 2026.

“Invested Capital” means, as of any date of determination, an amount equal to (i) Net Working Capital plus (ii) Net PPE.

“M&A Activity” means any of the following transactions or events, whether consummated or pending, involving the Company or any of its Subsidiaries and a third party (i.e., any Person other than the Company and its Subsidiaries or their respective Affiliates), as determined by the Committee: (i) any merger, consolidation, amalgamation, or similar business combination; (ii) any acquisition or disposition of significant equity, membership or similar interests, debt interests, assets (other than in the ordinary course) or business lines (whether by purchase, sale, license, transfer, contribution, exchange or otherwise); (iii) any joint venture, strategic alliance, investment, partnership formation or commercial arrangement involving a significant commitment of assets or resources; or (iv) any spin-off, carve-out, or other divestiture of any business unit or division. For the avoidance of doubt, “M&A Activity” shall include any restructuring, recapitalization, or similar transaction that is undertaken in connection with any of the foregoing.

“M&A Activity Lookback Period” means, for purposes of determining Annual ROIC for any fiscal year (including the components of ROIC, e.g., Adjusted EBITDA, Net PPE and Net Working Capital, and the calculation of each ROIC Quotient), (i) with respect to each of the Five Quarterly Quotients for such fiscal year, the trailing 24-month period ending on the applicable fiscal quarter-end, and (ii) with respect to each of the Five Quarterly Quotients for the immediately preceding fiscal year, the trailing 12-month period ending on the applicable fiscal quarter-end.

“Net PPE” means, as of any date of determination, the value of the property, plant and equipment (net of accumulative depreciation) of the Company and its majority owned-Subsidiaries, as reflected in the Company’s public filings excluding the impact or effect of any M&A Activity during the applicable M&A Activity Lookback Period as determined by the Committee in good faith.

“Net Working Capital” means, as of any date of determination, an amount equal to (i) the sum of net receivables (excluding the impact of any AR factoring), revenue contract assets and inventory (excluding LIFO reserve) of the Company and its majority owned-Subsidiaries, minus (ii) the sum of the accounts payable and contract liabilities of the Company and its majority owned-Subsidiaries, in each case, as reflected in the Company’s public filings and excluding the impact or effect of any M&A Activity during the applicable M&A Activity Lookback Period as determined by the Committee in good faith.

“Performance Period” means the period beginning on January 1, 2027 and ending on December 31, 2031.

“Qualifying Termination” means a Termination by the Company without Cause or by the Participant for Good Reason.

“ROIC” means, as of December 31st of any fiscal year, an amount (expressed as a percentage) equal to the average of the Five Quarterly Quotients for such fiscal year.

“Five Quarterly Quotients” means, for any fiscal year, the ROIC Quotients as of each of the five (5) consecutive fiscal quarter-ends ending on December 31st of such fiscal year (i.e., December 31st of the immediately preceding fiscal year and the last day of each of the four (4) fiscal quarters of such fiscal year).

“ROIC Quotient” means, as of any fiscal quarter-end, the quotient obtained by dividing (i) the Company’s Adjusted EBITDA for the four (4) consecutive fiscal quarters ending on such fiscal quarter-end by (ii) Invested Capital as of such fiscal quarter-end, in each case excluding the impact or effect of any M&A Activity during the applicable M&A Activity Lookback Period, as determined by the Committee in good faith.

Adjustments:

The Committee may, in its reasonable discretion, make such equitable adjustments to any performance metrics (including the calculation methodology related thereto or any components thereof) that it determines to be necessary to prevent enlargement or diminution of the benefits or potential benefits intended to be provided pursuant to the Award Agreement.

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THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS PERFORMANCE STOCK UNIT (ADDITIONAL CEO GRANT) GRANT NOTICE, THE GLOBAL AWARD AGREEMENT (PSUs) AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PERFORMANCE STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS PERFORMANCE STOCK UNIT GRANT NOTICE, THE GLOBAL AWARD AGREEMENT (PSUs) AND THE PLAN.

INGERSOLL RAND INC.	PARTICIPANT

/s/ Andrew Schiesl	/s/ Vicente Reynal

By: Andrew Schiesl
Title: Senior VP & General Counsel

GLOBAL AWARD AGREEMENT (PSUs)
UNDER THE
INGERSOLL RAND INC.
2026 OMNIBUS INCENTIVE PLAN

Pursuant to the Performance Stock Unit (Additional CEO Grant) Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Global Award Agreement (PSUs) (this “Award Agreement”) and the Ingersoll Rand Inc. 2026 Omnibus Incentive Plan (the “Plan”), Ingersoll Rand Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.           Grant of Performance Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Performance Stock Units provided in the Grant Notice (with each Performance Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock) (Performance Stock Units are referred to herein as “Awards”) on the Vesting Date (as defined below).

2.           Vesting. Except as otherwise specified in this Award Agreement and the Plan, the Performance Stock Units will vest on the date(s) provided in the Grant Notice (the “Vesting Date”). Except as is otherwise specifically provided in the Grant Notice, any Performance Stock Units which have not vested as of the date of the Participant’s Termination shall thereupon be forfeited immediately and without any further action by the Company.

3.           Settlement of Performance Stock Units. The provisions of Section 9(d)(ii) of the Plan are hereby incorporated by reference and made a part hereof; provided, that, in no event will settlement occur more than 60 days following the Vesting Date.

4.           Company; Participant.

(a)          The term “Company” as used in this Award Agreement with reference to employment shall include the Company and its Subsidiaries.

(b)          Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Performance Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

5.           Non-Transferability. The Performance Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with applicable laws and Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Performance Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Performance Stock Units shall terminate and become of no further effect.

6.           No Rights as Stockholder. The Participant or a Permitted Transferee of the Performance Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Performance Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

7.           Tax Withholding.

(a)          The Participant shall be required to pay to the Company an amount equal to the amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the Performance Stock Units.

(b)          The Participant shall satisfy the maximum income, employment and/or other applicable taxes that are permitted to be withheld with respect to the Performance Stock Units by having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount not in excess of such maximum withholding liability (or portion thereof).

(c)          The Participant acknowledges that, regardless of any action taken by the Company, or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participants (the “Tax-Related Items”), is and remains the Participant’s responsibility. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspects of the Awards, including but not limited to, the grant, vesting or settlement of the Award, as applicable, the subsequent sale of shares of Common Stock acquired under the Plan and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Awards to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(d)          Since the obligations for Tax-Related Items will be satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

8.           Notice. Every notice or other communication relating to this Award Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

9.           No Right to Continued Service. This Award Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

10.          Binding Effect. This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

11.          Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Award Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

12.          Restrictive Covenants; Clawback/Forfeiture.

(a)          The Performance Stock Units granted hereunder shall be subject to Participant’s continued compliance with any restrictive covenants between the Participant and the Company or any of its Affiliates.

(b)          Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (i) cancel the Performance Stock Units; or (ii) require that the Participant forfeit any gain realized on the vesting of the Performance Stock Units and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Award Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Performance Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, or (iv) engaging in conduct that is prohibited by the terms of any restrictive covenants by which such Participant is bound, regardless of whether such conduct constitutes a breach of such restrictive covenants.

(c)          The Participant acknowledges that Section 12(b) above is intended solely to reflect the economic agreement between the Company and the Participant.  Nothing in Section 12(b) shall be considered or interpreted as restricting the ability of the Participant in any way from engaging in any form of employment or other work of any nature whatsoever.

(d)          The Participant hereby acknowledges and agrees that the Performance Stock Units are subject to clawback and repayment as set forth in Section 14(v) of the Plan.

13.          Language. By electing to accept this Award Agreement, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant, to understand the terms and conditions of this Award Agreement. If the Participant has received this Award Agreement or any other documentation related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14.          Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Awards and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.          Insider Trading/Market-Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of the shares of Common Stock, rights to the shares of Common Stock (i.e., Performance Stock Units) or rights linked to the value of the shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and the Participant should speak with the Participant’s personal advisor on this matter.

16.          Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.          No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of shares of Common Stock. The Participant understands and agrees that the Participant should consult with his or her own personal legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

18.          Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, the parties hereto shall be entitled to rely on delivery of a facsimile or other electronic copy of this Award Agreement, and delivery by either party of such facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.

19.          Governing Law and Venue. This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Award Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Award Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

20.          Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award Agreement (including the Grant Notice), the Plan shall govern and control.

21.          Section 409A. It is intended that the Performance Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

EXHIBIT A

•
“Adjusted EPS Base Amount” means the Company’s adjusted diluted net income per share for fiscal year 2026, as reported in the Company’s public filings, modified to reflect an effective tax rate of 22.8%

•	“First Adjusted EPS Hurdle Amount” means an amount determined by applying a compounded annual growth rate of 8% during the Performance Period starting with the Adjusted EPS Base Amount

•	“Second Adjusted EPS Hurdle Amount” means an amount determined by applying a compounded annual growth rate of 10% during the Performance Period starting with the Adjusted EPS Base Amount